STANDARD MANAGEMENT CORPORATION SAVINGS

                  PLAN

          SUMMARY PLAN DESCRIPTION


















                 APRIL, 1996

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                      SUMMARY PLAN DESCRIPTION

                          TABLE OF CONTENTS

                                                                 PAGE

   I INTRODUCTION 1

   II PLAN DATA 1
   Name of Plan 1
   Agent for Service of Legal Process 1
   Effective Date 1
   Employer 1
   Plan Administrator 1
   Plan Year 1
   Trustee 1
   Type Of Administration 1

   III DEFINITIONS 2
   Break In Service 2
   Compensation 2
   Disability 2
   Effective Date 2
   Elective Deferral 2
   Entry Date 2
   Family Member 2
   Highly Compensated Employee 3
   Hour Of Service 3
   Maternity/Paternity Leave 3
   Normal Retirement Age 4
   Period of Severance 4
   Spouse 4
   Year Of Service 4

   IV ELIGIBILITY REQUIREMENTS AND PARTICIPATION 5

   V EMPLOYEE CONTRIBUTIONS 5
   Elective Deferrals 5
   Rollover And Transfer Contributions 5

   VI EMPLOYER CONTRIBUTIONS 6
   Contribution Formula 6
   Eligibility For Allocation 6

   VII GOVERNMENT REGULATIONS 6

   VIII PARTICIPANT ACCOUNTS 7

   IX VESTING 7
   Determining Vested Benefit 7
   Payment Of Vested Benefit 8
   Loss Of Benefits 8
   Reallocation of Forfeiture 8
   Reemployment 9

   X TOP-HEAVY RULES 10

   XI RETIREMENT BENEFITS AND DISTRIBUTIONS 10
   Retirement Benefits 10
   Distributions During Employment 10
   Hardship Withdrawals 11
   Beneficiary 12
   Death Benefits 12
   Form Of Payment 12
   Rollover of Payment 12
   Time Of Payment 13
   Joint and Survivor Annuity Rules 13

   XII INVESTMENTS 14
   Trust Fund 14
   Investment Responsibility 14
   Employee Investment Direction 14
   Participant Loans 14

   XIII ADMINISTRATION 15
   Plan Administrator 15
   Trustee 16

   XIV AMENDMENT AND TERMINATION 16

   XV LEGAL PROVISIONS 16
   Rights Of Participants 16
   Fiduciary Responsibility 17
   Employment Rights 17
   Benefit Insurance 17
   Claims Procedure 17
   Assignment 18
   Questions 18
   Conflicts With Plan 18
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I     INTRODUCTION

      Your Employer has established a retirement plan to help supplement your retirement income. Details about how the Plan works are contained in this summary. While the summary describes the principal provisions of the Plan, it does not include every limitation or detail. If there is a discrepancy between this booklet and the official Plan document, the Plan document shall govern. You may obtain a copy of the Plan document from the Plan Administrator. The Plan Administrator may charge a reasonable fee for providing you with the copy.

II    PLAN DATA

      A.   NAME OF PLAN: Standard Management Corporation Savings
                         Plan

      B.   AGENT FOR SERVICE OF LEGAL PROCESS: The Employer or Trustee.
      C.   EFFECTIVE  DATE:The Effective Date of the original Plan was June
                         1, 1987; the Effective Date of the amended Plan is January 1, 1996.

      D.   EMPLOYER:     Standard Management Corporation
           Address:      9100 Keystone Crossing
                         Suite 600
                         Indianapolis, IN 46240
           Telephone No.: (317) 574-6252
           Tax I.D. No.: 35-1773567
           Plan No.: 001

      E. PLAN ADMINISTRATOR: The Employer has been designated to serve as Plan Administrator.

      F.   PLAN  YEAR:   The 12-month period beginning  on  January  1  and
           ending on December 31.

      G.   TRUSTEE(S):   Edward T. Stahl
           Address:      c/o Standard Management Corporation
                         9100 Keystone Crossing
                         Suite 600
                         Indianapolis, IN 46240
           Telephone No.: (317) 574-6252

      H.   TYPE OF ADMINISTRATION:  Trust Fund

III   DEFINITIONS

      A. BREAK IN SERVICE. For purposes of vesting and eligibility, a Break In Service is a Period of Severance of at least 12 consecutive months. (See definition of Period of Severance in this Section.) If you go into the military service of the United States, you are not considered terminated as long as you return to work within the time required by law. If you separate from employment and incur a Break In Service, all contributions to your various accounts are suspended. [See special rules relating to maternity and paternity leave below. Also, see
           Section VI(B) to determine your eligibility to share in the Employer's Contribution if you separate from employment, but do not incur a Break In Service.] If a Break In Service occurs and you return to full time employment with the Employer, your rights are explained in the section entitled "Vesting".

      B. COMPENSATION. Generally, your total salary, pay, or earned income from the Employer, as reflected on tax Form W-2, which is subject to withholding when earned. Compensation for Discretionary Contributions will only include amounts received by you during the Plan Year and earned while a Participant. Compensation shall be limited to $200,000 as adjusted for inflation. For Plan Years beginning in 1994, Compensation shall be limited to $150,000 as adjusted for inflation. Compensation shall include amounts deferred under 401(k) plans and Section 125 cafeteria plans.

      C. DISABILITY. A potentially permanent illness or injury, as certified to by a physician who is approved by the Employer, which prevents you from engaging in work for which you are qualified for a period of at least 12 months.

      D.   EFFECTIVE  DATE.   The  date  on  which  the Plan starts  or  an
           amendment is effective.

      E. ELECTIVE DEFERRAL. Employer contributions made to the Plan at your election, instead of being given to you in cash as part of your salary. You can elect to defer a portion of your salary, instead of receiving it in cash, and your Employer will contribute it to the Plan on your behalf. Elective Deferrals are also known as salary reduction contributions.

      F. ENTRY DATE. The date on which you enter the Plan. Your Entry Date will be the first day of the month coinciding with or following the date you satisfy the eligibility requirements.

      G. FAMILY MEMBER. The Spouse or lineal ascendant or descendant (or Spouse thereof) of either a more than 5% owner of the Employer or one of the ten highest compensated Highly Compensated Employees of the Employer.

      H. HIGHLY COMPENSATED EMPLOYEE. Any Employee who during the current or prior Plan Year (1) was a more than 5% owner, (2) received more than $75,000 in Compensation as adjusted for inflation (3) received more than $50,000 in Compensation as adjusted for inflation and was in the top 20% of Employees when ranked by Compensation, or (4) was an officer receiving more than $45,000 in Compensation as adjusted for inflation. Family Members of any 5% owner, or Highly Compensated Employee in the group of the ten Employees with the greatest Compensation, will be combined as if they were one person for purposes of Compensation and contributions. If you are not currently or never were Highly Compensated, or a Family Member of a Highly Compensated Employee, you are a Non-Highly Compensated Employee.

      I.   HOUR OF SERVICE.  You will receive credit for each hour you  are
           (1) paid for being on your job, (2) paid even if you are not at work (vacation, sickness, leave of absence, or disability), or
           (3) paid for back pay if hours were not already counted. A maximum of 501 hours will be credited in any year for periods during which you are not at work but are paid. Hours of Service will be calculated based on actual hours you are entitled to payment.

      J. MATERNITY/PATERNITY LEAVE. You may be eligible for additional Hours of Service if you leave employment, even if temporarily, due to childbirth or adoption. If this is the case, you will be credited with enough hours (up to 501) of service to prevent a Break In Service, either in the year you leave employment or the following year. For example, if you have 750 Hours of Service in the year that your child is born, you would not get any more hours credited for that Plan Year since you do not have a Break In Service. Therefore, if you do not return to employment the following year, you will get 501 Hours of Service so you will not have a Break In Service in that year. Alternatively, if you do return the following year, but work only 300 hours, you will receive an additional 201 hours in order to prevent a break. These Hours of Service for maternity or paternity leave must all be used in one Plan Year. They are used only to prevent a Break In Service and not for calculating your Years of Service for eligibility, vesting or benefits.

           Under the elapsed time method of calculating Years of Service, if you are absent from employment for more than a 12-consecutive month period due to Maternity/Paternity Leave, a Period of Severance shall not start until the anniversary of the beginning of such absence. The first year of your leave shall not constitute a Period of Severance.


      K. NORMAL RETIREMENT AGE. The attainment of age 65, or, if later, the 5th anniversary of the first day of the Plan Year during which you entered the Plan.

      L.   PERIOD OF SEVERANCE.  A  continuous  period  that  you  are  not employed by the Employer. Your Period of Severance shall commence when you retire, die, quit, or are discharged. If you leave your employment for any other reason, your Period of Severance shall start on the first 12-month anniversary of you leaving. If you go into the military service of the United States, you are not considered terminated as long as you return to work within the time required by law. If you incur a Period of Severance, all contributions to your various accounts are suspended. [See special rules relating to maternity and paternity leave above.] If a Period of Severance occurs and you return to full time employment with the Employer, your rights are explained in the section entitled "Vesting".

      M. SPOUSE. The person to whom you are or were legally married, or your common law Spouse if common law marriage is recognized by the state in which you live. In order for your Spouse to receive a benefit under this Plan, he or she may not predecease you. A former Spouse may be treated as a "Spouse" under this definition if recognized as such under a Qualified Domestic Relations Order as explained at Section XV(F) of this Summary Plan Description.

      N.   YEAR OF SERVICE.

           DISCRETIONARY CONTRIBUTION

           For purposes of determining whether or not you are entitled to have a discretionary contribution allocated to your account, a Year of Service is a 12-consecutive month period, which is the same as the Plan Year, during which you are credited with at least 501 Hours of Service.

           VESTING

           For purposes of determining the extent to which you are vested in your account balance a Year of Service is a period, commencing on your date of hire, of 12 consecutive months of service. You will continue to be credited with Years Of Service until you have a 12 consecutive month period during which you render no service (i.e., a Period of Severance).

      Under the elapsed time method, a Year of Service is credited if the Employee has 12 months of Service except for eligibility where only 6 months are required.

IV    ELIGIBILITY REQUIREMENTS AND PARTICIPATION

      You are eligible to participate in this Plan upon completing 6 months of Service and attaining age 21.

      Your participation in the Plan will begin on the Entry Date defined at Section III.

V     EMPLOYEE CONTRIBUTIONS

      A.   ELECTIVE DEFERRALS

           You, as an eligible Employee, may authorize the Employer to withhold from 1% up to 15% of your Compensation plus up to 15% of any Employer paid cash bonus, not to exceed $7,000 as adjusted for inflation ($9,500 for 1996) and to deposit such amount in the Plan fund. If you participate in a similar plan of an unrelated employer and your Elective Deferrals under this Plan and the other plan exceed the $7,000 limit, for a given year you must designate one of the Plans as receiving an excess amount. If you choose this Plan as the one receiving the excess, you must notify the Plan Administrator by March 1 of the following year so that the excess and any income thereon may be returned to you by April 15.

           If you terminate contributions, you may not reinstate payroll withholding until the first day of the next valuation period. The Employer may also reduce or terminate your withholding if required to maintain the Plan's qualified status.

      B.   ROLLOVER AND TRANSFER CONTRIBUTIONS

           Rollover and Transfer Contributions are permitted. You may make a Rollover or Transfer Contribution prior to becoming a Participant. An Employer can refuse to allow Transfer Contributions to its profit-sharing Plan if the transfer will affect the Plan's ability to offer lump sum distributions as the normal form of distribution.

           A rollover or transfer of your retirement benefits may originate from another qualified retirement plan or special individual retirement arrangement (known as a "conduit" IRA) to this Plan. If you have already received a lump-sum payment from another qualified retirement plan, or if you received payment from another qualified plan and placed it in a separate "conduit" IRA, you may be eligible to redeposit that payment to this Plan. The last day you may make a Rollover Contribution to this Plan is the 60th day after you receive the distribution from the other plan or IRA. A transfer occurs when the trustee of the old plan transfers your assets to this Plan. If you believe you qualify for a transfer or rollover, see the Plan Administrator for more details.

VI    EMPLOYER CONTRIBUTIONS

      A.   CONTRIBUTION FORMULA

           ELECTIVE DEFERRALS:

           The Employer will contribute all Compensation which you elect to defer to the Plan within the limits outlined in Section V(A).

           MATCHING CONTRIBUTIONS:

           The Employer may make a Matching Contribution to each Participant based on his or her Elective Deferrals in a percentage set by the Employer. These Matching Contributions shall be made to all Participants. The time period which will be used for determining the amount of Matching Contributions owed shall be monthly.

           Employer Matching Contributions will only be made on Elective Deferrals made to the Plan.

           QUALIFIED NON-ELECTIVE CONTRIBUTIONS:

           The Employer may also contribute an additional amount, known as a 401(k) Bonus Contribution, determined in its sole judgment. This additional contribution, if any, will be allocated to only Non-Highly Compensated Employees, in proportion to each eligible Non-Highly Compensated Employee's Compensation as a ratio of all eligible Non-Highly Compensated Employees' Compensation. These Contributions will be nonforfeitable and subject to withdrawal restrictions.

      B.   ELIGIBILITY FOR ALLOCATION

           For Plan Years beginning in 1990 and thereafter, the Employer's Discretionary Contribution will be allocated among all Participants who are employed at the end of the Plan Year, without regard to the number of Hours of Service completed. The Employer shall also make a Discretionary Contribution for each Participant who separated from employment during the Plan Year as long as the Participant completed more than 501 Hour(s) of Service during that Plan Year.

VII  GOVERNMENT REGULATIONS

     The federal government sets certain limitations on the level of contributions which may be made to a Plan such as this. There is also a "percentage" limitation which means that the percentage of Compensation which you may contribute (Elective Deferrals) depends on the average percentage of Compensation that the other Participants are contributing. Simply stated, all Participants are divided into 2 categories: Highly Compensated and Non-Highly Compensated and the average for each group is calculated. The average contribution that the Highly Compensated may make is based on the average contribution that the Non-Highly Compensated make. If a Highly Compensated Participant is contributing more than he or she is allowed, the excess, plus or minus any gain or loss, will generally be returned. Keep in mind that if you are a 5% owner of the business or one of the ten highest paid Highly Compensated employees, your Family Member's contribution percentages and Compensations will be combined with yours for purposes of determining your contributions under the Plan.

  VIII PARTICIPANT ACCOUNTS

     The Employer will set up a record keeping account in your name to show the value of your retirement benefit. The Employer will make the following additions to your account:

     A. your allocated share of the Employer's Contribution (including your Elective Deferrals),

     B. the amount of your personal Employee Voluntary Contributions, Transfer Contributions and Rollover Contributions, if any, and

     C. your share of investment earnings and appreciation in the value of investments.

     The Employer will make the following subtractions from your account:

     D.  any withdrawals or distributions made to you, and

     E. your share of investment losses and depreciation in the value of investments.

     The Employer will value your account on the last day of each Plan Year unless the Employer and Service Company choose to value your account on such other date to accommodate the operational cycle of the Service Company.

     The Employer will provide you with a statement of account activity at least once annually.

IX   VESTING

     A.  DETERMINING VESTED BENEFIT

         Vesting refers to your earning or acquiring a nonforfeitable right to the full amount of your account. Any Elective Deferral, Employee Contribution, Rollover Contribution, Transfer Contribution, plus or minus any earnings or losses associated with these contributions, is always 100% vested and cannot be forfeited for any reason. The following vesting schedule will apply for Employer Match Contributions:

                                YEARS OF SERVICE

          1     2     3     4     5     6

            0%   20%  40%   60%  80% 100%

         Service prior to age 18 is not counted for purposes of vesting.

         You automatically become fully vested, regardless of the vesting table, upon attainment of Normal Retirement Age, upon retirement due to Disability, upon death, and upon termination of the Plan.

     B.  PAYMENT OF VESTED BENEFIT

         If you separate from Service before your retirement, death or Disability, you may request early payment of your vested benefit by submitting a written request to the Plan Administrator. If your vested account balance at the time of termination or at the time of any prior distributions exceeds or exceeded $3,500, you may defer the payment of your benefit until April 1 of the calendar year following the calendar year during which you attain age 70- 1/2 . The portion of your account balance to which you are not vested is called a "forfeiture" and remains in the Plan to reduce the Employer's Contribution for the year.

     C.  LOSS OF BENEFITS

         There are generally two events which can cause the loss of all or a portion of your account. One is termination of employment before you are 100% vested according to the vesting provisions described at Section IX(A) and the other is a decrease in the value of your account from investment losses or administrative expenses and other costs of maintaining the Plan. NOTE: In certain situations, Participants may have to forfeit all or a portion of their accounts should an excess occur.

     D.  REALLOCATION OF FORFEITURE

         If you receive the vested portion of your account upon separation from service, the Employer will forfeit and reallocate the nonvested portion of your account on the Valuation Date immediately following the date of payment of your vested account balance. If you have not received a distribution of your vested balance, your nonvested portion will be forfeited at the end of the Plan Year during which you incur your fifth consecutive 1-year Period of Severance.

     E.  REEMPLOYMENT

         If you terminate service with your Employer, then are later reemployed, you will become a Participant immediately upon your return to employment. If you are not a member of a class of employees eligible to participate in the Plan and later become a member of the eligible class, you will participate immediately if you have satisfied the minimum age and service requirements. Should you become ineligible to share in future Contributions and forfeitures because you are no longer a member of an eligible class, you shall again share upon your return to an eligible class. All years of prior Service will be counted when calculating your vested percentage in your new account balance. The following rules apply in connection with reemployed Participants.

         (a) TERMINATED PARTIALLY VESTED PARTICIPANTS. If you terminate employment and receive payment of your partially vested interest and are reemployed prior to incurring five consecutive one-year Breaks In Service, you have the right to buy back the nonvested portion of your account if it was forfeited. If your nonvested balance was not forfeited it will still be part of your account and the buy back is not necessary. If a buy back is necessary to regain the forfeiture, you must redeposit the amount paid to you without interest within five years of your date of reemployment. If you do not repay the amount you received, the nonvested portion of your Employer account will be permanently forfeited. Whether you repay or not, your prior Service will count toward vesting service for future Employer contributions.

              FOR EXAMPLE, assume that you terminate your job with your current Employer. At the time of termination you had accrued a total benefit of $10,000 under the retirement Plan. Although this amount had been allocated to your account, you were only 40% vested in that amount when you left. You decided to take a distribution of your vested account balance (40% of $10,000, or $4,000) when you quit. The nonvested balance of your account ($6,000) was forfeited. Three years later, you became reemployed by the same Employer. Since you were reemployed within 5 years, you have the right to repay the $4,000 distribution you received when you quit. You would have to repay the $4,000 within 5 years of being rehired. If you do so, the nonvested portion of your account ($6,000) will be restored to your account. After restoration, you will be vested in 40% of this account, but your vested percentage will increase based on your Years of Service after your reemployment. Your prior Service will ALWAYS count towards vesting of Employer Contributions which you receive after reemployment, whether or not you decide to repay and restore your prior account.

         (b) TERMINATED NONVESTED PARTICIPANTS. If you were not vested in any portion of your Employer Contribution account prior to your separation from service and are reemployed before incurring five consecutive one-year Periods of Severance, you will be credited for vesting with all pre-break and post-break service. Your prior unpaid account balance will automatically be restored and you will continue to vest in that account. If you are reemployed after incurring five consecutive one-year Periods of Severance, you will lose your prior account balance, but your pre-break Years of Service will count towards vesting in your new account balance.

X    TOP-HEAVY RULES

     A "top-heavy" plan is one in which more than 60% of the contributions or benefits are attributable to certain "key employees", such as owners, officers and stockholders. The Plan Administrator is responsible for determining each year if the Plan is "top-heavy". If the Plan becomes top-heavy special rules apply to the allocation of the Employer's contribution. These special rules require that only Participants who are not key employees will generally receive an allocation of the Employer's contribution equal to 3% of compensation, or if less, the greatest percentage allocated to the account of any key employee. Under this Plan, only eligible non-key employees who are Participants are entitled to receive a minimum allocation upon completing at least one Hour of Service in the top-heavy Plan Year provided they are employed on the last day of the Plan Year. The Employer's minimum contribution can be satisfied by another Employer sponsored retirement plan, if so elected by the Employer. The current vesting schedule(s) may also have to be accelerated if the Plan becomes Top-Heavy.

XI   RETIREMENT BENEFITS AND DISTRIBUTIONS

     A.  RETIREMENT BENEFITS

         The full value of your account balance is payable at your Normal Retirement Age, even if you continue to work, or you may defer payment until April 1 following the year you reach age 70 1/2 . If you work beyond your Normal Retirement Age, you will continue to fully participate in the Plan.

     B.  DISTRIBUTIONS DURING EMPLOYMENT

         Upon attainment of age 59 1/2 , benefits attributable to Employer Contributions, and Elective Deferrals, allocated to your account(s) are available for withdrawal if you are vested in those benefits.

         If applicable, benefits attributable to your Voluntary Contributions under the Plan plus any Rollover Contributions are available for withdrawal upon request to the Plan Administrator. Transfer Contributions may be withdrawn only if they originate from plans meeting certain safe harbor provisions.

     C.  HARDSHIP WITHDRAWALS

         You may file a written request for a hardship withdrawal of the portion of your account balance attributable to only Elective Deferrals. Earnings on Elective Deferrals up to the last day of the Plan Year prior to July 1, 1989 may be included in any hardship withdrawal, but earnings on Elective Deferrals after that date may not be included. You must generally have your Spouse's written consent for a hardship withdrawal unless you are advised otherwise by the Plan Administrator. Prior to receiving a hardship distribution, you must take any other distribution and borrow the maximum non-taxable loan amount allowed under this and other plans of the Employer. Note, however, that if the effect of the loan would be to increase the amount of your financial need, you are not required to take the loan. For example, if you need funds to purchase a principal residence, and a plan loan would disqualify you from obtaining other necessary financing, you do not have to take the loan. Hardship withdrawals may be authorized by the Employer for the following reasons:

         (a) to assist you in purchasing a personal residence which is your primary place of residence (not including mortgage payments),

         (b) to assist you in paying tuition expenses for you, your Spouse, or your dependents, for the next twelve months of post-secondary education,

         (c) to assist you in paying expenses incurred or necessary on behalf of you, your Spouse, or your dependents for hospitalization, doctor or surgery expenses which are not covered by insurance, or

         (d)  to   prevent  your  eviction  from  or  foreclosure  on  your
              principal residence.

         Any hardship distribution is limited to the amount needed to meet the financial need. Hardship withdrawals must be approved by the Employer and will be administered in a non-discriminatory manner. Such withdrawals will not affect your eligibility to continue to share in Employer Contributions to the Plan with the exception of Matching Contributions, if applicable. However, your right to make Voluntary Contributions and Elective Deferrals will be suspended for twelve months. Any withdrawals you receive under these rules may not be recontributed to the Plan and may be subject to taxation, as well as an additional 10% penalty tax if the withdrawal is received before you reach age 59 1/2 . These payments shall also be subject to a mandatory 20% withholding for income tax purposes.

     D.  BENEFICIARY

         Every Participant or former Participant with Plan benefits may designate a person or persons who are to receive benefits under the Plan in the event of his or her death. The designation must be made on a form provided by and returned to the Plan Administrator. You may change your designation at any time. If you are married, your beneficiary will automatically be your Spouse. If you and your Spouse wish to waive this automatic designation, you must complete a beneficiary designation form. The form must be signed by you and your Spouse in front of a Plan representative or a Notary Public.

     E.  DEATH BENEFITS

         In the event of your death, the full value of your account is payable to your beneficiary. If you die after benefit payments have started under an installment option and after the attainment of age 70 1/2 , your beneficiary will continue to receive payments in accordance with the payment option you selected.

     F.  FORM OF PAYMENT

         When benefits become due, you or your representative should apply to the Employer requesting payment of your account and specifying the manner of payment. The normal or automatic form of payment is a qualified annuity unless you elect otherwise. If you do not wish to receive the normal form of payment when your payments are due to start, you may request to receive your benefit in any of the optional forms indicated: a single sum payment; a straight life annuity; single life annuities with certain periods of five, ten, or fifteen years; a single life annuity with installment refund; survivorship life annuities with installment refund and survivor percentages of 50, 66 2/3, or 100; fixed period annuities for any period of whole months which is not less than sixty and does not exceed the Life Expectancy of the Member with a minimum payment each year beginning with the year the Member turns age 70 1/2.

     G.  ROLLOVER OF PAYMENT

         If your benefits qualify as eligible rollovers, you have the option of having them paid directly to you, when they become due, or having them directly rolled over to another qualified plan or an IRA. If you do not choose to have the benefits directly rolled over, the Plan is required to automatically withhold 20% of your payment for tax purposes. If you do choose to have the payment made to you, you still have the option of rolling over the payment yourself to a qualified plan or an IRA within sixty days (first check with a tax advisor to make sure it is an eligible rollover). However, 20% of your payment will still be withheld. The following example illustrates how this works:

         For example, if you have $100,000 in your vested account balance and choose to have the payment of your benefits made directly to an IRA or another qualified plan, the entire $100,000 will be transferred to the trustee of the other plan or the IRA, and you will treat the entire amount as a rollover on your tax return so that you will not pay taxes on the entire amount. If you choose
         NOT to have the account transferred directly to an IRA or qualified plan, 20% or $20,000 will automatically be withheld from your payment. Thus, you will receive only $80,000 as a distribution of your benefits. In order to roll the entire amount over into your IRA, you would have to come up with $20,000 out of your own pocket to make up the difference. If this is done, the $20,000 which was withheld may be returned when you file your taxes at the end of the year. However, if you are unable to produce the extra cash, the rollover amount will only be $80,000, and the other $20,000 which was withheld will be treated as taxable income to you. If you are under age 59 1/2 when you receive your benefit payment, the withheld amount will also be subject to the 10% early distribution penalty.

         Certain  benefit  payments  are  not  eligible  for  rollover  and
         therefore   will   also  not  be  subject  to  the  20%  mandatory
         withholding.  They are as follows:

              1.    annuities paid over life;
              2.    installments for a period of at least 10 years; and
              3.    minimum required distributions at age 70 1/2 .

         There are also several operational exceptions and a "de minimis" exception for payments of less than $200. Also Employee Voluntary contributions are not eligible for rollover.

     H.  TIME OF PAYMENT

         If you separate from service for any reason, payments will start as soon as administratively feasible following the date on which a distribution is requested by you or is otherwise payable.

     I.  JOINT AND SURVIVOR ANNUITY RULES

         RETIREMENT BENEFITS

         If the benefit under the Plan is payable in the form of an annuity, the Plan is subject to the joint and survivor annuity rules. Under these rules, there are two automatic methods of payment for vested Participants depending on your marital status. If you do not choose another form of payment (such as a lump sum or installments), the normal form of payment is a straight life annuity if you are not married at the commencement of your benefit, or a qualified joint and survivor annuity if you are married. Under a straight life annuity, you will receive equal monthly payments for as long as you live. No further payments will be made after your death. Under a qualified joint and survivor annuity, you will receive a reduced benefit each month for your lifetime. After you die, 50% of that amount will be paid each month to your Spouse for his or her lifetime. The amount of your monthly benefit is reduced under a joint and survivor annuity because it is expected that payments will be made over two lifetimes instead of one. You may choose another form of payment by filling out the proper form and returning it to the Plan Administrator. In order to choose another form of payment or a beneficiary other than your Spouse, you must make a proper election, with your Spouse's written consent. Your Spouse's consent must be witnessed by a Plan representative or Notary Public. Written notice of these rules will be provided to you on a timely basis.

         DEATH BENEFITS

         If you die while still employed by the Employer, or die after you retire or terminate employment but before benefit payments start, your surviving Spouse will be entitled to a life annuity based on the full value of your account. These payments will continue for your spouse's lifetime unless he or she chooses to accelerate such payments. Again, you and your Spouse can waive this coverage by obtaining the proper form from the Plan Administrator and completing it.

XII  INVESTMENTS

     A.  TRUST FUND

         The money contributed to the Plan may be invested in a variety of investment vehicles considered prudent for a retirement plan.

     B.  INVESTMENT RESPONSIBILITY

         The Plan's assets are held by the Trustee  who  is  identified  in
         Section II of this Summary. The Trustee is responsible for the safekeeping of Plan assets.

     C.  EMPLOYEE INVESTMENT DIRECTION

         Participants may direct the investments among alternative investment funds provided under the Plan. Information regarding the investment funds available to you and the procedures for making an election can be obtained from the Plan Administrator. You may change your investment selection and move monies from one fund to another in accordance with the rules established by the Plan Administrator.

     D.  PARTICIPANT LOANS

         Participant loans are permitted under the Plan. In order to get a loan from the Plan, you must make application to the Plan
         Administrator. Unless you specify otherwise when requesting a loan, the order of withdrawal will be in order of amounts attributable to Voluntary Contributions, Rollover contributions, Transfer Contributions, Elective Deferrals, Qualified Non-Elective Contributions, Qualified Matching Contributions, vested Matching Contributions, and vested Discretionary Contributions, as applicable.

         Loans must be approved by the Plan Administrator and are subject to a strict set of rules established by law. The rules are covered in a separate Loan Application form and Loan Note and Security Agreement. These forms are available from the Plan Administrator.

XIII ADMINISTRATION

     The Plan will be administered by the following parties:

     A.  PLAN ADMINISTRATOR

         The Employer is the party who has established the Plan and who has overall control and authority over administration of the Plan. The Employer's duties as Plan Administrator include:

         (a)  appointing  the  Plan's  professional   advisors   needed  to
              administer the Plan including, but not limited to, an accountant, attorney, actuary, or administrator,

         (b)  directing the Trustee with respect to payments from the Fund,

         (c) communicating with Employees regarding their participation and benefits under the Plan, including the administration of all claims procedures and Domestic Relations Orders,

         (d) filing any returns and reports with the Internal Revenue Service, Department of Labor, or any other governmental agency,

         (e) reviewing and approving any financial reports, investment reviews, or other reports prepared by any party appointed by the Employer,

         (f) establishing a funding policy and investment objectives consistent with the purposes of the Plan and the Employee Retirement Income Security Act of 1974, and

         (g)  construing and resolving any question of Plan interpretation.
              The  Plan  Administrator's  interpretation   and  application
              thereof is final.

     B.  TRUSTEE

         The Trustee shall be responsible for the administration of investments held in the Fund. These duties shall include:

         (a)  receiving contributions under the terms of the Plan,

         (b) making distributions from the Fund in accordance with written instructions received from the Plan Administrator, and

         (c) keeping accounts and records of the financial transactions of the Fund.

XIV  AMENDMENT AND TERMINATION

     The Employer may amend the Plan at any time, provided that no amendment will divert any part of the Plan's assets to any purpose other than for the exclusive benefit of you and the other Participants in the Plan or eliminate an optional form of distribution. The Employer may also terminate the Plan. In the event of an actual Plan termination, all amounts credited to your account will be fully vested and will be paid to you. Depending on the facts and circumstances, a partial termination may be found to occur where a significant number of Employees are terminated by the Employer or excluded from Plan participation. In case of a partial termination, only those affected will become 100% vested.

XV   LEGAL PROVISIONS

     A.  RIGHTS OF PARTICIPANTS

         As a Plan Participant, you have certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA). The law says that you are entitled to:

         (a) Examine, without charge, all documents relating to the operation of the Plan and any documents filed with the U.S. Department of Labor. These documents are available for review in the Employer's offices during regular business hours.

         (b) Obtain copies of all Plan documents and other Plan information upon written request to the Employer. The Employer may impose a reasonable charge for producing the copies.

         (c) Receive from the Employer at least once each year a summary of the Plan's annual financial report.

         (d) Obtain, at least once a year, a statement of the total benefits accrued for you, and your nonforfeitable (vested) benefits, if any. The Plan provides that you will receive this statement automatically. If you are not vested, you may request a statement showing the date when your account will begin to become nonforfeitable.

         (e) File suit in a federal court, if any materials requested are not received within 30 days of your request, unless the materials were not sent because of matters beyond the control of the Employer. If you are improperly denied access to information you are entitled to receive, the Employer may be required to pay up to $100 for each day's delay until the information is provided to you.

     B.  FIDUCIARY RESPONSIBILITY

         ERISA also imposes obligations upon the persons who are responsible for the operation of the Plan. These persons are referred to as "fiduciaries." Fiduciaries must act solely in your interest as a Plan Participant and they must exercise prudence in the performance of their duties. Fiduciaries who violate ERISA may be removed and required to reimburse any losses they have caused you or other Participants in the Plan.

     C.  EMPLOYMENT RIGHTS

         Participation in the Plan is not a guarantee of employment. However, the Employer may not fire you or discriminate against you to prevent you from becoming eligible for the Plan or from obtaining a benefit or exercising your rights under ERISA.

     D.  BENEFIT INSURANCE

         Your benefits under this Plan are not insured by the Pension Benefit Guaranty Corporation since the law does not require plan termination insurance for this type of Plan.

     E.  CLAIMS PROCEDURE

         If you feel you are entitled to a benefit under the Plan, mail or deliver your written claim to the Plan Administrator. The Plan Administrator will notify you, your beneficiary, or authorized representative of the action taken within 60 days of receipt of the claim. If you believe that you are being improperly denied a benefit in full or in part, the Employer must give you a written explanation of the reason for the denial. If the Employer denies your claim, you may, within 60 days after receiving the denial, submit a written request asking the Employer to review your claim for benefits. Any such request should be accompanied by documents or records in support of your appeal. You, your beneficiary, or your authorized representative may review pertinent documents and submit issues and comments in writing. If you get no satisfaction from the Employer, you have the right to request assistance from the U.S. Department of Labor or you can file suit in a state or federal court. Service of legal process may be made upon the Plan Trustee or the Plan Administrator. If you are successful in your lawsuit, the court may require the Employer to pay your legal costs, including your attorney's fees. If you lose, and the court finds that your claim is frivolous, you may be required to pay the Employer's legal fees.

     F.  ASSIGNMENT

         Your rights and benefits under this Plan cannot be assigned, sold, transferred or pledged by you or reached by your creditors or anyone else except under a Qualified Domestic Relations Order or as provided by state law. A Qualified Domestic Relations Order
         (QDRO) is a court Order issued under state domestic relations law relating to divorce, legal separation, custody, or support proceedings. The QDRO recognizes the right of someone other than you to receive your Plan benefits. You will be notified if a QDRO relating to your Plan benefits is received. Receipt of a Qualified Domestic Relations Order shall allow for an earlier than normal distribution to the person(s) other than the Participant listed in the order.

     G.  QUESTIONS

         If you have any questions about this statement of your rights under ERISA, please contact the Employer or the Pension and Welfare Benefits Administration, Room N-5644, U.S. Department of Labor, 200 Constitution Ave., N.W., Washington, D.C. 20210.

     H.  CONFLICTS WITH PLAN

         This booklet is not the Plan document, but only a Summary Plan Description of its principal provisions and not every limitation or detail of the Plan is included. Every attempt has been made to provide concise and accurate information. However, if there is a discrepancy between this booklet and the official Plan document, the Plan document shall prevail.